THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) IS NOT FOR FORWARDING, PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND AND THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.
12 August 2016
TRADER MEDIA EAST LIMITED
7 FOR 1 NEW GDR OFFERING OF 85,325,303 NEW GDRS TO EXISTING GDR HOLDERS AT A SUBSCRIPTION PRICE OF US$0.21 PER NEW GDR CONCURRENTLY WITH A SHARE RIGHTS OFFERING TO EXISTING SHAREHOLDERS OF UP TO 420,000,000 NEW SHARES AT AN EQUIVALENT PRICE OF US$0.21 PER ORDINARY SHARE
Publication of Prospectus
Further to the announcement by Trader Media East Limited (the "Company") regarding its New GDR Offering and Pre-emptive Share Offering to raise approximately US$87.9 million (net of expenses), the UK Listing Authority has approved the Company's prospectus dated 12 August 2016 (the "Prospectus") containing details of the New GDR Offering.
The Prospectus will be made available at the Company's registered office and Clifford Chance LLP's London office and will also be made available on the Company's website (www.tmeast.com).  A copy of the Prospectus will be submitted to the National Storage Mechanism and will shortly be available for inspection at www.Morningstar.co.uk/uk/NSM.
Enquiries
Trader Media East Limited
Tel: +90 216 5569290
Murat Doğu
 E-mail: mdogu@doganholding.com.tr
Investor Relations Contact Information
Sema İpek Erhan
Investor Relations Manager
Tel: +90 212 449 60 30
E-mail: ierhan@hurriyet.com.tr
THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES IN THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION. SECURITIES MAY NOT BE OFFERED FOR SALE IN THE UNITED STATES ABSENT REGISTRATION UNDER THE US SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR AN EXEMPTION FROM REGISTRATION. THE SECURITIES DESCRIBED IN THIS ANNOUNCEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, WILL NOT BE OFFERED FOR SALE IN THE UNITED STATES.
THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS. NEITHER THIS ANNOUNCEMENT NOR ANY PART OF IT SHALL FORM THE BASIS OF OR BE RELIED ON IN CONNECTION WITH OR ACT AS AN INDUCEMENT TO ENTER INTO ANY CONTRACT OR COMMITMENT WHATSOEVER. INVESTORS SHOULD NOT SUBSCRIBE FOR OR PURCHASE ANY SHARES REFERRED TO IN THIS ANNOUNCEMENT EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS. COPIES OF THE PROSPECTUS WILL, FOLLOWING PUBLICATION, BE AVAILABLE FROM THE COMPANY'S REGISTERED OFFICE AND CLIFFORD CHANCE LLP'S LONDON OFFICE AND WILL ALSO BE MADE AVAILABLE ON THE COMPANY'S WEBSITE (WWW.TMEAST.COM).